Exhibit 99.1
Moleculin Announces Agreement to Produce WP1122 for Expanded Development of Potential COVID-19 and Oncology Drug Candidate
HOUSTON, July 15, 2020 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) ("Moleculin" or the "Company"), a clinical stage pharmaceutical company with a broad portfolio of drug candidates targeting highly resistant tumors and viruses, today announced that it has entered into an agreement with Sterling Pharma USA LLC for US production of WP1122 to support its expanded development efforts in preparation for submitting a request to the US Food and Drug Administration ("FDA") for Investigational New Drug ("IND") status for WP1122 for the potential treatment of COVID-19.
"In light of the added complexity surrounding drug production during the current COVID-19 pandemic, we wanted to make sure we had a reliable source of drug supply located here in the US," commented Walter Klemp, Chairman and CEO of Moleculin. "We are expanding our planned preclinical studies for the IND, including testing multiple analogs of WP1122 against various viruses in vitro, and potentially, in vivo. The latter will be difficult to time due to the current high demand for in vivo testing for the treatment of COVID-19. Our contract with Sterling Pharma Solutions should help provide us with sufficient product to support this increased use in combination with our expected clinical trials."

The planned tests are intended to provide additional comparative data of WP1122 and its close analogs. Additionally, the results of in vitro testing thus far led the Company to believe that conventional methods of antiviral testing may not be ideally suited to test the class of agents represented by 2-DG and WP1122 and testing methods may need to be optimized to reflect the full antiviral potential of these sugar antimetabolites. Management believes the mechanism of action of 2-DG and WP1122 is very different from other drugs being developed for COVID-19. Specifically, because 2-DG has been shown to target glucose metabolism and the process of glycosylation, in vitro testing results are significantly affected by the concentration of natural glucose in the microenvironment present during viral replication and continued infection. For this reason, and consistent with guidance from the FDA, the Company will seek to evaluate WP1122 in an animal model for COVID-19 as a part of its IND preparation.

Mr. Klemp concluded: "It's also worth remembering that an additional benefit of the IND-enabling work we are doing for WP1122 for the possible treatment of patients with COVID-19 is that this also supports the necessary work for an IND for WP1122 for the potential treatment of patients with other viral infections or certain cancers."

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a clinical stage pharmaceutical company focused on the development of a broad portfolio of oncology drug candidates for the treatment of highly resistant tumors and viruses. The Company's clinical stage drugs are: Annamycin, a Next Generation Anthracycline, designed to avoid multidrug resistance mechanisms with little to no cardiotoxicity, being studied for the treatment of relapsed or refractory acute myeloid leukemia, more commonly referred to as AML; WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, being studied for brain tumors, pancreatic cancer and hematologic malignancies; and WP1220, an analog to WP1066, being studied for the topical treatment of cutaneous T-cell lymphoma. Moleculin is also engaged in preclinical development of additional drug candidates, including additional Immune/Transcription Modulators, as well as compounds capable of Metabolism/Glycosylation Inhibition, such as WP1122. Moleculin has the exclusive worldwide rights (subject to certain territories for which it has issued sublicenses) to all of the above technologies.

For more information about the Company, please visit http://www.moleculin.com.

About Sterling Pharma Solutions

Sterling Pharma Solutions is a contract development and manufacturing organisation (CDMO) with world class facilities in both the UK and the US. Sterling has over 50 years’ experience in delivering comprehensive small molecule services spanning pre-clinical development to full commercial cGMP manufacturing.
Widely recognised for its expertise in complex, hazardous chemistry and its service oriented customer experience, Sterling is a proven and trusted partner to the world’s most innovative biotechs and leading pharmaceuticals.
For more information about the company, please visit www.sterlingpharmasolutions.com | Twitter: @sterling_pharma | Linkedin: /sterling-pharma-solutions.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the ability of WP1122 to show sufficient antiviral potential in vitro and in vivo models, the ability of Moleculin to file an IND submission by the end of 2020 and the ability of WP1122 to be shown safe and effective for the treatment of COVID-19, other viral diseases, or cancer. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin Biotech has attempted to identify forward-looking statements by terminology including ''believes,'' ''estimates,'' ''anticipates,'' ''expects,'' ''plans,'' ''projects,'' ''intends,'' ''potential,'' ''may,'' ''could,'' ''might,'' ''will,'' ''should,'' ''approximately'' or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. "Risk Factors" in our most recently filed Form 10-K filed with the Securities and Exchange Commission ("SEC") and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Contacts
James Salierno / Carol Ruth
The Ruth Group
646-536-7028 / 7000
jsalierno@theruthgroup.com
cruth@theruthgroup.com